Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement Form F-1 and related Prospectus of Wallbox N.V. for the registration of up to 14,053,663 of its Class A Shares and to the incorporation by reference therein of our report dated April 9, 2026, with respect to the consolidated financial statements of Wallbox N.V. included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2025 filed with the Securities and Exchange Commission.

/s/ Ernst & Young, S.L.

Barcelona, Spain

July 31, 2026